Exhibit 23- Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-137836)  on Form S-8 of Petroleum Development Corporation of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of The Petroleum Development Corporation 401(k) & Profit Sharing Plan as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the related supplemental schedules as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of The Petroleum Development Corporation 401(k) & Profit Sharing Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 25, 2010